Exhibit 99.1

MARKEL CORPORATION ANNOUNCES MANAGEMENT CHANGES

FOR IMMEDIATE RELEASE CONTACT: Bruce A. Kay

TELEPHONE: 804-965-1720

Richmond, VA--January 12, 2005: Markel Corporation (NYSE-MKL) announced today that effective at its next annual meeting, May 23, 2005, Darrell D. Martin will hand over the role of Chief Financial Officer while continuing on a reduced time basis to assist the Company as Executive Vice President. Effective the same date, Richard R. Whitt, III will be promoted to Senior Vice President and Chief Financial Officer.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented "Darrell has been associated with Markel for more than 20 years and has been instrumental in our success. Equally important, he has mentored and helped develop a very skilled and talented finance department, including his successor, Richie Whitt. We are grateful that Darrell is willing to continue to assist us and we are delighted to recognize Richie's skills and contribution to our organization with his promotion."

Richie joined Markel Corporation in 1991 in the corporate finance department and was promoted to Controller in 1994. He served in that role until 2001 when he assumed the position of Vice President, Treasurer and Controller. In 2003, Richie joined Markel International in London as Chief Administrative Officer.

Richie graduated from Virginia Tech in 1987 with a Bachelor of Science in Accounting. He worked with KPMG in their audit practice before joining Markel. Richie was the 2000 recipient of the Markel Chairman's Award, an award given annually to the individual who most exemplifies the Markel Style.

Markel Corporation markets and underwrites specialty insurance products and programs for a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

Visit Markel Corporation on the web at www.markelcorp.com.

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